Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made this 11th day of January, 2008, is entered into between Allied Nevada Gold Corp. (the “Company”) and Rick H. Russell (the “Employee”).

WHEREAS, the Company desires to employ the Employee and Employee desires to be employed by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment. The Company agrees to employ the Employee as the Vice President of Exploration of the Company and the Employee agrees to accept such employment upon the terms and conditions set forth in this Agreement. Specifically, the Employee’s primary responsibilities will be to develop and direct the Company’s worldwide exploration activities. The Employee will also be responsible for staffing the exploration group in an appropriate manner; developing budgets for agreed-upon programs; and implementing programs in a safe, efficient and environmentally sensitive manner. The Employee will also be responsible for providing geologic expertise input on behalf of the Company for any merger or acquisition due diligence activities in which the Company becomes engaged during the Employee’s employment with the Company. In addition to the foregoing, the Employee shall have such additional responsibilities as may be assigned by the Company or its President and Chief Executive Officer from time to time. Employee shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability

2. Term. The Employee’s employment shall commence on July 1, 2007. The Employee shall be an “at-will” employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason.

3. Compensation and Benefits.

a. Base Salary. The Company shall pay the Employee a base salary of US $8,333.33 twice each month (which annualizes to US $200,000.00). The Employee’s salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to applicable withholdings, deductions and taxes.

b. Bonus. The Employee shall be eligible to be considered for a bonus upon achieving of certain pre-determined performance targets to be set by the Company’s President and Chief Executive Officer and approved by the Board and consistent with any Incentive Compensation Plan established by the Company. The bonus shall be based, in part, on the Employee’s performance. The grant of such a bonus shall be in the sole discretion of the Board. The maximum bonus amount for which the Employee will be eligible is thirty-five percent (35%) of base salary earned for the calendar year. Bonuses will be earned only after they have been granted by the Company’s President and CEO and approved by the Company’s Board of Directors. The Employee must be actively employed by the Company and the Employee must not have tendered notice of termination of his employment at the time the Board considers granting of bonuses, and at the time the bonuses are actually granted and paid to be eligible to receive such bonus. Earned Bonuses will be paid by March 15 of the calendar year following the year in which the Bonus is earned.

c. Stock/Stock Options. The Employee will be eligible to participate in any Stock Option Plan that may become generally available for employees of the Company, on a basis commensurate with other employees of the Company. The Employee shall also receive an initial award of 150,000 stock options in accordance with the Company’s Stock Option Plan.

d. Benefits. During his employment, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executives. The Company retains the rights to terminate or alter any such plans or policies from time to time, provided that such termination or alteration is done for all senior executives and not specifically for the Employee. The Employee shall also be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties. The employee will be entitled to four weeks of vacation per year.

e. Reimbursement of Business Expenses. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation travel and accommodations for authorized business trips, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. Reimbursement payments will be payable promptly, but no later than the end of the first calendar year after the year in which the expense was incurred.

4. Termination.

a. Rights and Duties. The Employee is an employee “at will.” Accordingly, the Company or the Employee may terminate his employment, at any time for any lawful reason, or no reason. The Employee and the Company agree that, without modifying or altering the Employee’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Employee’s employment with the Company. If the Employee gives notice of termination, except in the case of a termination by the Employee for “good reason” as set forth below, such notice will be deemed a voluntary resignation by the Employee and the Company, in its sole discretion, may elect to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, without changing the status of such termination as a voluntary resignation by the Employee. Should the Company in the event of a voluntary resignation decide to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, it shall nonetheless continue his compensation and benefits for the term of the notice period, except that no bonus shall be earned or awarded during and after the notice period.

b. Termination for “good reason.” The Employee may terminate his employment at any time for “good reason.” The employee’s termination for “good reason” may occur immediately, but will occur no later than one year following the occurrence of any of the reasons set forth below as constituting “good reason.” “Good Reason” shall mean:

i. A substantial reduction in the Employee’s duties or responsibilities or a material change in his reporting responsibilities or title, except those changes generally affecting all members of the Company’s management;

ii. A substantial reduction by the Company in his annual compensation then in effect, except those changes generally affecting all members of the Company’s management;

iii. A substantial adverse change in the Employee’s participation in benefits under any benefit plan of the Company, including this Agreement, except those changes generally affecting all members of the Company’s management.

c. Termination by the Company for Cause. The Company may terminate the Employee’s employment at any time for “cause.” “Cause” shall mean:

i. Employee’s commission of an act of fraud or dishonesty which may or does adversely affect the Company;

ii. The Employee’s conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of the Company, affects the Employee’s ability to perform the duties set forth in this Agreement and/or reflects negatively upon the Company;

iii. Unauthorized disclosure by the Employee of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to the Company.

iv. The Employee’s failure (which shall not include any disability as defined below) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of the Company, including without limitation the failure or refusal to carry out lawful instructions from the Company’s CEO or Board. If such failure or refusal is reasonably possible of being cured in the opinion of the Company, then the Employee will be given thirty (30) days after written notice from the Company of such failure or refusal to cure.

d. Termination in the event of death or disability. The Agreement shall terminate upon the Employee’s death or disability. For purposes of the Agreement, “disability” is defined as any illness, injury, accident or condition of either a physical or mental nature as a result of which the Employee is unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

e. Effect of termination.

i. If the Employee is terminated by the Company for Cause, due to death or due to disability, the Employee will only be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment. In the event of termination due to disability or to death, the Employee (or the Employee’s estate in the event of death) shall be permitted to receive benefits for which he and/or his beneficiaries are eligible and in which the Employee participated for long term disability insurance or life insurance the Company may have at that time.

ii. If the Employee is terminated by the Company other than for Cause, or the Employee terminates for Good Reason, the Employee will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the following:

a) Promptly after the 10th day after the Employee provides to the Company an executed separation agreement and general release in a form acceptable to the Company without revoking such separation agreement and general release, a lump sum severance payment equal to twelve (12) months of the Employee’s then base salary plus a lump sum of the Employee’s target bonus for the year in which his employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee;

b) If the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent, up to a maximum of $18,000, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage; and

c) Continued vesting for a period of two (2) years of any unvested options and restricted share units (RSUs) previously granted to the Employee in a manner consistent with and subject to the Company’s Restricted Unit Plan and Stock Options Plan governing such options and units.

iii. If the Agreement is terminated because of the Employee’s death, the Company shall pay to the estate of the Employee the salary and benefits which would otherwise have been payable to the Employee up to the date of termination of his employment because of death.

iv. In the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Employee’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, or by the Employee for Good Reason, then the Employee will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the following:

a) A lump sum equal to eighteen (18 months) of his then current base salary, less applicable withholdings, such payment to be made within thirty (30) days after the Employee has provided to the Company an executed separation agreement and general release in a form acceptable to the Company plus a lump sum of one and a half (1.5) times the Employee’s target bonus for the year in which his employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee;

b) If the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent, up to a maximum of $18,000, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage; and

c) Immediate vesting of all unvested options and restricted share units (RSUs) previously granted to the Employee in a manner consistent with and subject to the Company’s Restricted Unit Plan and Stock Options Plan governing such options and units.

For purposes of this Agreement, “Change of Control” means the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than (A)(i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Employee’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Employee has executed the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, in the form attached hereto as Exhibit A. The Employee acknowledges that the Company would not offer him employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. The Employee acknowledges that:

a. he has signed such an agreement prior to his commencing employment with the Company;

b. he continues to be bound by the terms of such agreement;

c. executing this Employment Agreement does not change or alter his obligations under the Nondisclosure, Noncompetitive, Nonsolicitation Agreement;

d. his continued employment is sufficient consideration for the Employer to remain bound by the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement; and

e. the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement are incorporated herein by reference.

6. Notice.

a. To the Company. The Employee will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies him to use):

Scott Caldwell, President and CEO

Allied Nevada Gold Corporation

9604 Prototype Court

Reno, NV 89521

b. To the Employee. All communications from the Company to the Employee relating to this Agreement shall be sent to the Employee in writing, addressed as follows (or in any other manner he notifies the Company to use):

Rick H. Russell

8674 Littlecloud Road

Sandy, Utah 84093-1777

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

7. Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board and the Employee.

8. Waiver. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future. No failure or delay by the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right power or remedy.

9. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and his estate, but the Employee may not assign or pledge this Agreement or any rights arising under it. Without the Employee’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Survival. The provisions of Sections 4 and 5 hereof and the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement shall survive termination of this Agreement or termination of the Employee’s employment with the Company or any successor or assign regardless of the reason for such termination.

12. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Entire Agreement. The Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it along with the Nondisclosure, Noncompetition, Nonsolicitation and Invention Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof including specifically the offer letter dated March 23, 2007. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

Rick H. Russell	ALLIED NEVADA GOLD CORP.

/s/ Rick H. Russell	/s/ Scott A. Caldwell
Date: January 11, 2008	By:	Scott A. Caldwell
	Its:	President and CEO
	Date:	January 11, 2008

EXHIBIT A

FORM OF EMPLOYEE NONDISCLOSURE, NONCOMPETITION

NONSOLICITATION AND INVENTIONS AGREEMENT

This Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement (referred to as the “Agreement”) is entered into on             , 2008, by and between Allied Nevada Gold Corporation (referred to as the “Company”) and me.

I desire to be employed by the Company and the Company desires to employ me; however, as a condition of my employment, the Company requires that I agree to the terms of and execute this Agreement. I understand that if I do not agree to the terms of and execute this Agreement, the Company is unwilling to hire and/or retain me and pay me compensation for my employment.

Accordingly, I agree as follows:

1.	I understand that my employment with the Company is “at-will”, which means that I am not promised or guaranteed employment for any set period of time. Either the Company or I may terminate my employment at any time with or without cause without any advance notice. By signing this Agreement, the Company is not changing my “at will” status and is not promising or guaranteeing me employment for any set period of time.

2.	I have had a full and complete opportunity to read, consider, discuss and understand each provision of this Agreement.

3.	I understand that the Company requires me to sign this Agreement in order to protect its Proprietary Information (defined below) and its goodwill. I agree that the terms of this Agreement are fair and reasonable for the protection of the Company’s Proprietary Information and goodwill.

4.	The Company may transfer and/or reassign me and change my duties and responsibilities. I agree that such changes do not affect, alter or modify my obligations under this Agreement and that I will continue to be bound by this Agreement regardless of any such change.

5.	For purposes of this Agreement, “Proprietary Information” is defined as: Any and all trade secrets, confidential information and proprietary information owned by the Company, including but not limited to existing and contemplated services, programs, joint ventures, exploration programs, documentation and/or schematics; business, accounting and financial information and data; marketing plans and strategies; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents.

6.

Prior to and during the course of my employment with the Company, I have been and will be exposed to, provided with, given access to the Company’s Proprietary Information. I have had and will have contacts with the Company’s customers, potential customers, vendors and distribution network. As a result, during and after my employment with the Company, regardless of the reason for termination of my employment with the Company, I will not to directly or indirectly, disclose or use for my own benefit or that of any other individual or entity any of the Company’s Proprietary

Information, whether or not such Proprietary Information was communicated to or otherwise learned of or acquired by me prior to or during my employment with the Company, except in the good faith performance of my obligations for the Company and in furtherance of the Company’s business. I understand, however, that I may disclose the Company’s Proprietary Information if I am required by law or a court of other governmental entity, but that I will notify the Company before I make any such disclosure and will cooperate fully with the Company in protecting such Proprietary Information.

7.	I understand that the Company invests substantial time, money and other resources in developing and maintaining the confidential nature of its Proprietary Information and in developing its goodwill and reputation. Accordingly, during my employment with the Company and for a period of one (1) years following termination of my employment with the Company, regardless of the reason for such termination, I will not directly or indirectly, alone or as an officer, director, partner, trustee, investor (except for an investment of not more than 5% in a publicly traded company or mutual fund), employee, consultant or owner of any company or business entity or for myself: (a) provide, sell, offer, solicit, attempt to sell, attempt to offer, attempt to solicit, or assist in any such efforts made by others, any products or services similar to those offered by the Company; (b) contact, solicit, or accept business with respect to products or services similar to the Company’s products or services from any individual or entity (i) who resides or has a principal place of business in the state of Nevada, USA (ii) when the Company is or was actively pursuing an exploration property or development project, or producing mine, as evidenced by outstanding proposals from the Company to the prospective property or project or producing mine owner at anytime during the one (1) year period preceding termination of my employment with the Company; and (c) prepare to provide, sell, offer, solicit, attempt to sell, attempt to offer, attempt to solicit, or assist in any such efforts made by others, any products or services similar to those offered by the Company, or to contact, solicit, or accept business with respect to products or services similar to the Company’s products or services from any individual or entity (i) who is a current property owner or Joint venture partner associated with the Company (ii) whom the Company is or was actively pursuing as a potential partner or a business relationship; as evidenced by outstanding written proposals from the Company to the prospective customer at anytime during the one (1) year period preceding termination of my employment with the Company.

These restrictions shall apply only in the state of Nevada or other mineral districts in which the Company (i) is engaging in business or actively pursuing an exploration, development or mining opportunity, as evidenced by outstanding proposals from the Company to the prospective partner or individual entity with whom the Company is pursuing a business relationship at the time of termination of my employment with the Company; or (ii) engaged in business or actively pursued a potential business partner or individual entity with whom the Company is pursuing a business relationship as evidenced by outstanding written proposals from the Company to the prospective business partner or individual entity with whom the Company is pursuing a business relationship at any time during the one (1) year preceding termination of my employment with the Company.

8.	I also understand that the Company invests substantial time, money and other resources in hiring educating and training employees and developing in its employees skills and knowledge specific to the Company and its business. Accordingly, for a period of one (1) year following termination of my employment with the Company, regardless of the reason for such termination, I will not hire, attempt to hire or solicit any individual who is an employee of the Company at the time of termination or was an employee of the Company at any time during the year preceding termination of my employment with the Company.

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9.	All ideas, processes, discoveries, inventions, computer programs and software, improvements and suggestions, whether they be patentable or not, made, devised, conceived, developed or perfected by me alone or with any other person or persons during the term of my employment by the Company (whether pursuant to this Agreement or otherwise) or within six (6) months thereafter, which are in any way reasonably related to the products or apparatus of the Company, or components thereof, or modified for use by, developed or under development for, or pertaining to the business of the Company (including research and development) and any works of authorship, including but not limited to any and all reports, protocols, publications, software, systems and writing or compilations of data of every kind and description prepared or devised by my or under my direction while employed by the Company and which relate to or arise out of the actual and/or anticipated business activities of the Company (collectively referred to as “Developments”), will be the sole and exclusive property of the Company. To the extent that any Developments are not the property of the Company, I irrevocably assign all right, title and interest in such Developments to the Company.

I agree to promptly disclose all Developments to the Company, and, upon request, promptly take all reasonable actions and execute and deliver, without further consideration, such assignments and other good and sufficient instruments of transfer and conveyance, and all other such documents as, in the opinion of the Company, shall be effective to vest in the Company full title thereto, or to secure for the Company the full benefit thereof, including, without limitation, the execution of all documents and the doing of all acts necessary and proper to file, obtain, maintain and enforce patent applications, patents, copyrights and all other available forms of protection in the United States and all other countries of the world. To protect the Company in case I fail to do so, I hereby irrevocably appoint the Chief Executive Officer of the Company as my attorney-in-fact, empowered solely to execute in my name and deliver such documents.

10.	I agree that the restrictions in this Agreement, specifically including those in paragraphs 6, 7 and 8 above, are reasonable and necessary to protect the Company’s Proprietary Information and goodwill. I further acknowledge that the restrictions in this Agreement will not prevent me from engaging in work or from obtaining employment or making a living, other than as expressly set forth in this Agreement after termination of my employment with the Company.

11.	I acknowledge that I am free to enter into this Agreement and accept my employment assignment with the Company without violating any obligations to any other person or entity, and that I will not make any unauthorized use of the proprietary information of others in the course of the work assignment at the Company. I agree that following termination of my employment with the Company, I will make the terms of this Agreement known to any prospective employer if such employer is engaged in any business similar to or competitive with any product of the Company.

12.	If any provision of this Agreement is found to be invalid or unenforceable, it shall not affect the remaining provisions of this Agreement. Further, a court shall have the authority to reform and rewrite the “invalid or unenforceable” provision, so it will be valid and enforceable.

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13.	Any prior service that I have had with a company or business which is acquired by, merged with, or otherwise becomes affiliated with the Company through joint venture or other corporate transaction will be deemed to be continuous employment by the Company for all purposes of this Agreement.

14.	The Company has the right to assign this Agreement to any company or entity which is related to, affiliated with or is a successor to the Company and all provisions of this Agreement shall inure to the benefits of and be enforceable by such related or affiliated company or entity, successor or assign. In the event that I am assigned by the Company to work for any other company or entity which is related or affiliated with the Company or which is a successor to the Company, I will continue to be bound by the terms of this Agreement, even if the Company does not assign this Agreement to such other company or entity.

15.	Neither the Company’s failure to enforce the terms of this Agreement on previous occasions, nor its failure to enforce another agreement similar to this with another employee, shall constitute a waiver of any term or provision in this Agreement. the Company must be free to use its own judgment as to when enforcement of its rights hereunder is appropriate.

16.	This Agreement shall be subject to the laws of the State of Nevada and any dispute arising herein will be heard in the appropriate state or federal court, as applicable, within this jurisdiction, except to the extent that the Company chooses to litigate or seek an injunction instead in the state or country in which I then reside or work.

17.	I acknowledge that full compliance with the terms of this Agreement is necessary to protect the business and goodwill of the Company and that a breach of this Agreement will irreparably and continually harm the Company, for which money damages may not be adequate. Consequently, I understand that, in the event I breach or threaten to breach any of these covenants, the Company will suffer irreparable harm, for which money damages alone will be an inadequate remedy. Thus, I agree that the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm, in addition to all other remedies available to the Company. I also agree that in such event, I shall be bound by the restrictions set forth in this Agreement, specifically including those in paragraphs 6, 7 and 8 above, until a period of two (2) years has expired without a violation of such restrictions. Nothing in this Agreement, however, will be construed to prohibit the Company from also pursuing any other remedy, the Company and I having agreed that all remedies are cumulative.

18.	No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both the Company and me. No waiver shall be valid unless in writing and signed by the waiving party.

19.	No notice, consent or communication provided for in this Agreement shall be valid unless in writing and sent by certified mail, or delivered by hand or by courier, to the other party at that party’s last known address. Notices sent by fax or e-mail shall not be valid unless receipt is acknowledged by the recipient. All notices are considered given when received.

[Name of Employee]

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